Exhibit 99.1
News Release
PROLOGIS PRICES $900 MILLION BOND OFFERING
DENVER – October 26, 2005 – ProLogis (NYSE: PLD) announced today that it has priced a total of $900 million of senior unsecured notes. The notes will be issued in two tranches; $500 million of notes due November 15, 2010 with an annual coupon rate of 5.25% and $400 million of notes due November 15, 2015 with an annual coupon rate of 5.625%. Net proceeds from the sale of the notes will be used to repay a portion of the company’s borrowings under its $1.5 billion term loan.
This announcement is neither an offer to sell nor a solicitation of an offer to buy the notes described herein. The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold within the United States or to, or for the benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the notes are being offered and sold only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act. For details about eligible offerees, deemed representations and agreements by investors, and transfer restrictions, see “Notice to Investors” in the offering memorandum.

Media:	Arthur Hodges	Analysts:	Melissa Marsden
	ProLogis		ProLogis
	(303) 576-2667		(303) 576-2622
	ahodges@prologis.com		mmarsden@prologis.com